Exhibit 99.1

CONTACTS:	Bank Mutual Corporation
David A. Baumgarten
President and Chief Executive Officer
or
Michael W. Dosland
Senior Vice President and Chief Financial Officer
(414) 354-1500

BANK MUTUAL CORPORATION REPORTS

NET INCOME FOR THE FOURTH QUARTER OF 2015

Milwaukee, Wisconsin

January 20, 2016

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $3.7 million or $0.08 per diluted share in the fourth quarter of 2015 compared $3.8 million or $0.08 per diluted share in the same quarter of 2014. On a full-year basis Bank Mutual Corporation (“Bank Mutual”) reported net income of $14.2 million or $0.31 per diluted share in 2015 compared to $14.7 million or $0.31 per diluted share in 2014. Earnings in the 2015 periods were impacted by lower net interest income, lower deposit-related fees, lower income from bank-owned life insurance, higher compensation and benefits expense, and higher occupancy, equipment, and data processing costs. These developments were partially offset by recoveries of loan losses, higher insurance and brokerage commissions, higher mortgage-banking revenue, higher loan-related fees, and lower other non-interest expense. In addition, income taxes in 2014 included a non-recurring charge in the first quarter of that year related to state income taxes.

David A. Baumgarten, President and Chief Executive Officer of Bank Mutual, commented, “We are pleased that net interest income in the fourth quarter increased for the second consecutive quarter in 2015, due principally to 3.2% loan growth in the fourth quarter.” Baumgarten added, “We will continue to emphasize origination of variable-rate loans in 2016 to manage our exposure to the possibility of rising rates. Because these loans tend to have lower initial yields than the existing loans in our portfolio, we anticipate that our net interest margin could decline slightly in 2016, even if market interest rates rise.” Baumgarten concluded, “We remain optimistic, however, that growth in our loan portfolio in 2016 will continue to offset declines in our net interest margin and that net interest income will increase in 2016.”

Bank Mutual’s net interest income declined by $703,000 or 3.9% and by $1.5 million or 2.2% during the three and twelve months ended December 31, 2015, respectively, compared to the same periods in 2014. These declines were primarily attributable to a decrease in Bank Mutual’s net interest margin that was only partially offset by an increase in earning assets and an increase in funding from non-interest-bearing checking accounts. Bank Mutual’s net interest margin was 3.11% during the twelve months ended December 31, 2015, compared to 3.32% in the prior year. In the fourth quarter of 2015, Bank Mutual’s net interest margin was 3.08% compared to 3.41% in the same quarter of 2014. Included in net interest income in the fourth quarters of 2015 and 2014 were call premiums of $219,000 and $512,000, respectively, that Bank Mutual received on mortgage-related securities called by their issuer in those periods. Excluding the impact of these call premiums, Bank Mutual’s net interest margin in the fourth quarters of 2015 and 2014 would have been four and ten basis points lower, respectively. In addition, the net interest margin for the full-year periods would have been one and two basis points lower, respectively.

1

In 2015 the average yield on Bank Mutual’s earning assets declined by 23 basis points compared to 2014, but the average cost of funds declined by only one basis point between the same periods. The decline in the average yield on earning assets was largely due to the continued repricing of Bank Mutual’s loan portfolio to lower rates in the current interest rate environment, as well as its continued emphasis on the origination of variable-rate loans, which generally have lower initial yields than fixed-rate loans. Also contributing to the decline in yield on earning assets was the purchase of mortgage-related securities in 2015 at yields that were less than the prevailing yields in the investment portfolio.

The one basis point decline in Bank Mutual’s average cost of funds in 2015 compared to 2014 was due principally to a decrease in its average cost of borrowed funds. This decrease was caused by an increase in overnight borrowings from the Federal Home Loan Bank (“FHLB”) of Chicago, which were drawn to fund growth in earning assets in 2015. Overnight borrowings from the FHLB of Chicago generally have a lower interest cost than Bank Mutual’s certificates of deposit. The benefit of this lower interest cost more than offset an increase in the average cost of Bank Mutual’s certificates of deposits in 2015 compared to 2014. In 2015 Bank Mutual increased the rates and lengthened the maturity terms on certain of the certificates of deposit it offers customers in an effort to fund growth in earning assets and to manage exposure to future changes in interest rates.

Bank Mutual’s average earning assets increased by $97.7 million or 4.6% during the twelve months ended December 31, 2015, compared to the same period in 2014. This increase was primarily attributable to a $99.7 million or 6.5% increase in average loans receivable in 2015 compared to 2014. This development was partially offset by a small decrease in average mortgage-related securities between the same periods. Although the full-year average of mortgage-related securities declined between 2015 and 2014, the average balance of such securities actually increased during the last half of 2015 due to an increase in purchases of such securities.

Also contributing favorably to Bank Mutual’s net interest income in recent periods, as well as its net interest margin, was an increase in funding from non-interest-bearing checking accounts. The average balance in these accounts increased by $22.9 million or 12.4% in 2015 compared to 2014.

2

Bank Mutual’s provision for (recovery of) loan losses was $(1.0) million in the fourth quarter of 2015 compared to $(199,000) in the same quarter last year. The provision (recovery) for the twelve months ended December 31, 2015, was $(3.7) million compared to $233,000 in the same period last year. A continued decline in Bank Mutual’s actual loan charge-off experience in recent periods has had a favorable impact on the methodology it uses to compute general valuation allowances for most of its loan types, which is the principal reason for the recoveries in the 2015 periods. In recent periods the provision for (recovery of) loan losses has also benefited from a general decline in non-performing and classified loans, although the fourth quarter of 2015 was an exception. As described later in this release, non-performing loans increased during the fourth quarter of 2015 due to a $4.8 million loan to an industrial manufacturing company. This loan was downgraded to non-performing status due to a general deterioration in operating performance, coupled with difficulties the company has experienced integrating an acquired business. Bank Mutual established a loss allowance in the fourth quarter related to this loan which management believes is appropriate given the estimated fair value of the collateral that secures the loan. The company has a plan to improve its operating results, the execution of which will occur over the next several quarters, but results of which cannot be assured. Management will closely monitor the company's progress in implementing its strategy.

Despite the recent increase in Bank Mutual’s non-performing loans, which related to a single commercial loan as noted in the previous paragraph, management believes that general economic, employment, and real estate conditions continue to be stable in Bank Mutual’s markets. If such conditions persist in the near term and Bank Mutual continues to experience stable or reduced levels of non-performing loans, classified loans, and/or loan charge-offs, management anticipates that the provision for (recovery of) loan losses may consist of net recoveries in the first and possibly the second quarter of 2016. However, there can be no assurances that these trends will continue or that classified loans, non-performing loans, and/or loan charge-off experience will not increase in future periods. Accordingly, there can be no assurances that Bank Mutual’s provision for (recovery of) loan losses will not fluctuate considerably from period to period.

Deposit-related fees and charges declined by $168,000 or 5.6% and by $413,000 or 3.4% during the three and twelve months ended December 31, 2015, respectively, compared to the same periods in the previous year. Deposit-related fees and charges consist of overdraft fees, ATM and debit card fees, merchant processing fees, account service charges, and other revenue items related to services performed by Bank Mutual for its retail and commercial deposit customers. Management attributes the decline in deposit-related fees and charges to changes in customer spending behavior in recent periods which has resulted in lower revenue from overdraft charges and from check printing commissions. These developments have been partially offset by increased revenue from treasury management and merchant card processing services that Bank Mutual offers to commercial depositors.

In the fourth quarter of 2015 Bank Mutual introduced a new checking account product line. Management believes that this new product line, combined with an increased advertising and marketing effort to support its retail deposit business, could result in an increase in deposit-related fees and charges in 2016. However, there can be no assurances.

3

Brokerage and insurance commissions were $750,000 during the fourth quarter of 2015, which was $88,000 or 13.3% higher than the same quarter in the previous year. On full-year basis this source of revenue was $3.6 million in 2015, which was $1.0 million or 39.0% higher than 2014. This revenue item typically consists of commissions earned on sales of tax-deferred annuities, mutual funds, and certain other securities, as well as personal and business insurance products. The increase in this revenue item for the full year of 2015 was due to non-refundable incentive payments that Bank Mutual received both to enter into a new relationship with a third-party financial service provider and to assist in recruiting additional qualified financial advisors. These payments are not expected to recur in future periods. The new financial service provider has enabled Bank Mutual to expand the investment products and services that it provides to its brokerage and investment advisory customers, as well as attract additional financial advisors because of such expanded products and services. Management believes that these recent developments contributed to the increase in commission revenue during the fourth quarter of 2015. Management also believes that such developments may enable Bank Mutual to continue to increase this revenue item in 2016 at a pace similar to the most recent quarter. However, it is unlikely this source of revenue in 2016 will exceed the amount recorded in 2015 because of the previously described incentive payments.

Mortgage banking revenue, net, was $832,000 and $3.5 million during three- and twelve-month periods ended December 31, 2015, respectively. This compared to $758,000 and $3.0 million during the same periods in 2014, respectively. The following table presents the components of mortgage banking revenue, net, for the periods indicated:

	Three Months Ended December 31		Twelve Months Ended December 31
	2015	2014	2015	2014
	(Dollars in thousands)
Gross loan servicing fees	$658	$687	$2,661	$2,796
Mortgage servicing rights amortization	(448)	(440)	(1,906)	(1,772)
Mortgage servicing rights valuation recovery	–	–	–	1
Loan servicing revenue, net	210	247	755	1,025
Gain on loan sales activities, net	622	511	2,707	1,965
Mortgage banking revenue, net	$832	$758	$3,462	$2,990

Loan servicing revenue, net, declined during the three- and twelve-month periods in 2015 compared to the same periods in 2014. These declines were caused by a combination of lower gross loan servicing fees and higher amortization of mortgage servicing rights (“MSRs”). Gross loan servicing fees declined in the 2015 periods due to an overall decline in loans serviced for third-party investors. As of December 31, 2015, Bank Mutual serviced $1.04 billion in loans for third-party investors compared to $1.09 billion at December 31, 2014.

Amortization of MSRs increased during the three- and twelve-month periods in 2015 compared to the same periods in the prior year. Lower market interest rates for one- to four-family residential loans in the last half of 2014 and continuing into 2015 caused higher levels of actual and expected loan prepayment activity, which resulted in higher MSR amortization in the 2015 periods compared to the 2014 periods.

The change in the valuation allowance that Bank Mutual establishes against its MSRs is recorded as a recovery or loss, as the case may be, in the period in which the change occurs. As of December 31, 2015, Bank Mutual had no valuation allowance against its MSRs, which had a net book value of $7.2 million as of that date. MSR valuation allowances typically increase in periods of lower market interest rates, such as that which has occurred in 2015. During such rate environments, loan refinance activity and expectations for future loan prepayments generally increase, which typically reduces the fair value of MSRs and results in an increase in the MSR valuation allowance. However, market interest rates for one- to four-family mortgage loans as of December 31, 2015, were not low enough to generate an MSR valuation allowance as of that date. However, there can be no assurances that an increase in the MSR valuation allowance will not be required in the future, particularly if market interest rates for one- to four-family residential loans remain low or decline. An increase in the MSR valuation allowance, if any, would result in a charge to earnings in the period of the increase.

4

Gain on loan sales activities, net, was $622,000 and $2.7 million during the three and twelve months ended December 31, 2015, respectively, compared to $511,000 and $2.0 million during the same periods in 2014, respectively. Bank Mutual typically sells most of the fixed-rate, one- to four-family mortgage loans that it originates. In 2015 sales of these loans were $111.5 million, which was $33.7 million or over 40% higher than 2014. Lower market interest rates for one- to four-family residential loans during 2015 resulted in higher originations and sales of such loans during the twelve-month period in 2015 compared to the same period in 2014.

Management is optimistic that the environment for home sales may continue to improve in 2016 and believes that fixed-rate, one- to four-family residential loans should continue to be affordable to borrowers. This optimism, combined with a planned increase of 20% to 30% in the number of loan originators Bank Mutual has on staff in 2016, could result in an increase in gains on sales of loans in 2016 compared to 2015. However, the origination and sale of residential loans are subject to variations in market interest rates and other factors outside of management’s control. In addition, management cannot be certain it will be able to attract or retain loan originators as anticipated. Accordingly, there can be no assurances that originations and sales of residential loans will increase in the future or will not vary considerably from period to period.

Loan-related fees were $889,000 and $2.3 million during the three and twelve months ended December 31, 2015, respectively. These amounts compared to $481,000 and $1.6 million during the same periods in 2014, respectively. In previous periods, loan-related fees were reported as a component of other non-interest income. Loan-related fees consist of periodic income from lending activities that are not deferred as yield adjustments under the applicable accounting rules. The largest source of fees in this revenue category are those realized from interest rate swaps related to commercial loan relationships. Bank Mutual mitigates the interest rate risk associated with certain of its loan relationships by executing interest rate swaps, the accounting for which results in the recognition of a certain amount of fee income at the time the swap contracts are executed. Management believes this source of revenue will vary considerably from period to period depending on borrower preference for the types of loan relationships that generate the interest rate swaps. In the fourth quarter of 2015 Bank Mutual recorded the largest quarterly amount in these fees since introducing the product in 2013. Management does not expect this level of fee income to recur on a regular basis.

Income from bank-owned life insurance (“BOLI”) was $459,000 during the three months ended December 31, 2015, compared to $638,000 during the same period in 2014. On a full-year basis, this revenue item was $1.9 million in 2015 compared to $2.8 million in 2014. Results in the 2014 periods included payouts of excess death benefits under the terms of the insurance contracts. The 2015 periods do not include any payouts related to excess death benefits.

5

During the fourth quarter of 2015, Bank Mutual recorded $6,000 in gains on the disposition of real estate properties that it held for investment purposes. On a full-year basis this gain was $218,000. Management continues to actively sell certain properties that Bank Mutual holds for investment purposes, but does not expect to record material gains or losses on the future disposition of such properties, if any.

In 2014 Bank Mutual recorded a $102,000 gain on the sale of mortgage-related securities that management felt no longer met the yield objectives of that portfolio. Bank Mutual did not sell any securities in 2015.

Compensation-related expenses increased by $235,000 or 2.1% during the fourth quarter of 2015 compared to the same quarter in 2014. On a full-year basis compensation-related expenses increased by $3.5 million or 8.5% in 2015 compared to 2014. These increases were partly the result of increased costs associated with Bank Mutual’s defined benefit pension plan, which was caused in large part by a decrease in the discount rate used to determine the present value of the pension obligation, but also to a change in certain other actuarial assumptions. On a full-year basis pension-related expense was $1.3 million higher in 2015 than it was in 2014 for these reasons. Also contributing to the increases in compensation-related expenses was a change in 2014 in the manner in which employees earned benefits for compensated absences. This change reduced Bank Mutual’s expense for compensated absences in 2014, which caused such expense to be $1.5 million higher in 2015 than it was in 2014. Compensation-related expense in the 2015 periods was also higher because of normal annual merit increases granted to most employees at the beginning of the year, as well as higher stock-based compensation expense. Finally, compensation-related expenses in 2015 included $80,000 for employee severance costs related to Bank Mutual’s consolidation of eleven retail branch offices, as discussed later in this release. The fourth quarter of 2015 included $38,000 of such costs.

In December 2015 Bank Mutual announced that, effective December 31, 2015, it froze the benefits of its remaining employees that were still earning benefits in its defined benefit pension plan. The benefits of all other employees had been frozen in a prior year. As a result of this most recent change, as well as changes in other actuarial assumptions related to the plan, management anticipates that pension-related expenses in 2016 could be $2.8 million lower than they were in 2015, although there can be no assurances.

Occupancy, equipment, and data processing costs increased by $521,000 or 16.0% and by $1.5 million or 11.8% during the three and twelve months ended December 31, 2015, respectively, compared to the same periods in the prior year, respectively. These increases were due in part to $715,000 in asset disposition costs associated with Bank Mutual’s consolidation of retail branch offices in 2015, as noted later in this release. The fourth quarter of 2015 included $447,000 of such costs. Also contributing to the increase were increases in certain data processing and software costs related to new systems Bank Mutual has installed in recent periods.

Advertising and marketing-related expense was $307,000 and $1.9 million during the three and twelve months ended December 31, 2015, respectively, compared to $463,000 and $1.8 million during the same periods in 2014, respectively. In 2016 management anticipates that it may increase advertising and marketing-related expense by 20% to 25% in an effort to increase sales and expand Bank Mutual’s overall brand awareness, especially as such relates to the retail deposit business. However, this increase will depend on future management decisions and there can be no assurances.

6

Federal deposit insurance premiums were $398,000 and $377,000 during the three months ended December 31, 2015 and 2014, respectively, and $1.5 million during both of the twelve-month periods in 2015 and 2014. In June 2015 the Federal Deposit Insurance Corporation (“FDIC”) issued a proposed rule that would change how insured financial institutions are assessed for deposit insurance. Under the proposed rule management estimates that Bank Mutual’s federal deposit insurance premium rate could decline significantly beginning as early as the second quarter of 2016 and that its premium expense in all of 2016 could be up to 20% lower than it was in 2015. In addition, in October 2015 the FDIC issued another proposed rule that could result in the creation of insurance premium credits for insured institutions with less than $10 billion in assets, such as Bank Mutual. Each insured institution’s credits would be determined by the FDIC at a future date in accordance with performance measures established for the insurance fund, as specified in the proposed rule. The credits could be used by insured institutions to offset future premium costs until the credits are exhausted. Management is unable to determine the amount or timing of credits that might be awarded, if any. In addition, there can be no assurances that the either of these proposed rules will be adopted as proposed or that they will not be significantly changed prior to their final adoption, which could materially change the deposit insurance premiums Bank Mutual might otherwise expect to pay in the future.

Net losses (gains) and expenses on foreclosed real estate were $113,000 and $(26,000) during the three months ended December 31, 2015 and 2014, respectively. On a full-year basis these expenses were $801,000 and $986,000 in 2015 and 2014, respectively. Although the fourth quarter of 2015 was an exception, Bank Mutual has generally experienced lower losses and expenses on foreclosed real estate in recent periods due to reduced levels of foreclosed properties and improved market conditions.

Other non-interest expense was $2.5 million in the fourth quarter of 2015 compared to $2.8 million in the same quarter of 2014. On a full-year basis other non-interest expense was $9.4 million in 2015 compared to $10.1 million in 2014. In the fourth quarters of 2015 and 2014 Bank Mutual prepaid $10.0 million and $20.0 million in fixed-rate FHLB of Chicago advances, respectively. These advances had been drawn in prior periods to fund the purchase of mortgage-related securities that were called by the issuer in the fourth quarters of 2015 and 2014, as previously described. Management elected to prepay these advances concurrent with the calls of the securities. As a result, Bank Mutual recorded prepayment penalties of $102,000 and $242,000 in the fourth quarters of 2015 and 2014, respectively. Also contributing to the decrease in other non-interest expense between the 2015 and 2014 periods was lower spending on legal, consulting, and other professional services in 2015 compared to 2014.

In May 2015 Bank Mutual consolidated seven retail branch offices in connection with an efficiency and expense reduction effort. In December 2015 Bank Mutual announced the consolidation of four additional offices in March 2016. Management estimates these actions will result in annual net cost savings of approximately $1.5 million and $1.0 million, respectively. In connection with the branch closures Bank Mutual recorded certain one-time costs in non-interest expense in 2015, as previously noted in this release.

7

Income tax expense was $2.1 million in each of the quarters ended December 31, 2015 and 2014, and was $8.3 million and $8.9 million in the years ended as of the same dates, respectively. Bank Mutual’s effective tax rates (“ETRs”) were 36.0% and 35.8% during the fourth quarters of 2015 and 2014, respectively. The 2014 full-year period included a one-time charge of $518,000 related to a state tax settlement, net of the related federal benefit. Excluding that charge, Bank Mutual’s ETRs were 37.0% and 35.4% during the twelve-month periods in 2015 and 2014, respectively. Bank Mutual’s ETR will vary from period to period due primarily to the impact of non-taxable revenue items, such as earnings from BOLI and tax-exempt interest income. Bank Mutual’s ETR will generally be higher in periods in which these non-taxable revenue items comprise a smaller portion of pre-tax income.

Bank Mutual’s total assets increased by $173.7 million or 7.5% during the twelve months ended December 31, 2015. During this period Bank Mutual’s loans receivable increased by $108.7 million. In addition, aggregate mortgage-related securities increased by $74.4 million as a result of the purchase of securities intended to maintain the portfolio at a level considered sufficient to sustain balance sheet liquidity. These asset increases were funded by a $115.9 million increase in borrowings from the FHLB of Chicago and a $76.8 million increase in deposit liabilities. Bank Mutual’s total shareholders’ equity was $279.4 million at December 31, 2015, compared to $280.7 million at December 31, 2014.

Bank Mutual’s loans receivable increased by $108.7 million or 6.7% during the twelve months ended December 31, 2015. During this period increases in multi-family, commercial real estate, and construction loans (net of the undisbursed portion), as well as commercial and industrial (C&I) loans, were partially offset by declines in one- to four-family permanent mortgages, home equity loans, and other consumer loans. Management believes that the overall loan growth experienced in recent periods is sustainable in the near term. However, the loan portfolio is subject to economic, market, and competitive factors outside of Bank Mutual’s control and there can be no assurances that expected loan growth will continue or that total loans will not decrease in future periods.

Construction loans, net of the undisbursed portion, increased by $14.8 million during the twelve months ended December 31, 2015, despite a substantially larger increase in the origination of such loans during the period, which was $263.0 million in 2015 compared to $154.9 million 2014. This development was due mostly to a large amount of construction loans that refinanced to permanent financing away from Bank Mutual after the completion of the construction phase. In many cases Bank Mutual chooses to not compete aggressively for the permanent financing on these loans because of pricing, terms, and/or other conditions that management considers to be unfavorable. It should be noted, however, that the significant increase in the origination of construction loans in 2015 caused the undisbursed portion of such loans to increase significantly, from $162.5 million at December 31, 2014, to $238.1 million at December 31, 2015. Management expects that these loans will be fully disbursed over the next few quarters, which should contribute to continued growth in total loans outstanding, although there can be no assurances.

8

Declines in the one- to four-family permanent and home equity loan portfolios during the twelve months ended December 31, 2015, were largely the result of a relatively low interest rate environment. These loan portfolios consist largely of adjustable-rate loans. The current rate environment favors the refinancing of such loans by borrowers into new fixed-rate, one- to four-family mortgage loans, which Bank Mutual typically sells in the secondary market, as previously described. Also contributing to the decreases, however, was low customer demand in recent periods for adjustable-rate mortgage loans, which Bank Mutual generally retains in its loan portfolio, as well as low customer demand for home equity loans. Management does not expect these trends to change in the near term.

Bank Mutual’s deposit liabilities increased by $76.8 million or 4.5% during the twelve months ended December 31, 2015. Transaction deposits, which consist of checking, savings, and money market accounts, increased by $56.3 million or 4.7% during the period and certificates of deposit increased by $20.5 million or 3.9%. As noted earlier in this release, Bank Mutual increased rates and lengthened maturity terms on certain of the certificates of deposit it offers customers in 2015. Accordingly, management believes that the average cost of Bank Mutual’s certificates of deposit may continue to increase modestly for the foreseeable future, which would have an adverse impact on its net interest margin. Management further believes that the low interest rate environment that has persisted for the past few years has encouraged some customers to switch to transaction deposits in an effort to retain flexibility in the event interest rates increase in the future. If interest rates increase in the future, customer preference may shift from transaction deposits back to certificates of deposit, which typically have a higher interest cost to Bank Mutual. This development could also increase Bank Mutual’s cost of funds in the future, which would also have an adverse impact on its net interest margin.

Bank Mutual’s shareholders’ equity was $279.4 million at December 31, 2015, compared to $280.7 million at December 31, 2014. This decrease was due in part to Bank Mutual’s repurchase of $10.5 million of its common stock during the period at an average price of $7.18 per share. Also contributing to the decrease was the payment of $8.8 million in regular dividends. These developments were partially offset by net income of $14.2 million during the twelve months ended December 31, 2015. The book value of Bank Mutual’s common stock was $6.15 per share at December 31, 2015, compared to $6.03 at December 31, 2014.

Bank Mutual’s ratio of shareholders’ equity to total assets was 11.17% at December 31, 2015, compared to 12.06% at December 31, 2014. The decrease in this ratio was due to the combined effects of the increase in Bank Mutual’s total assets during the twelve-month period in 2015, as previously described, and the decline in shareholders’ equity, as noted in the previous paragraph. Bank Mutual is “well capitalized” for regulatory capital purposes. As of September 30, 2015 (the latest information available), Bank Mutual had a total risk-based capital ratio of 16.23% and a Tier 1 leverage capital ratio of 11.33%. The minimum ratios to be considered “well capitalized” under current regulations are 10% and 5% for these ratios, respectively. The minimums to be considered “adequately capitalized” are 8% and 4%, respectively.

9

Bank Mutual’s non-performing loans were $13.6 million or 0.78% of loans receivable as of December 31, 2015, compared to $12.0 million or 0.74% of loans receivable as of December 31, 2014. Non-performing assets, which includes non-performing loans, were $16.9 million or 0.68% of total assets and $16.7 million or 0.72% of total assets as of these same dates, respectively. Non-performing loans and assets increased in 2015 because of a $4.8 million loan to an industrial manufacturing company that was downgraded to non-performing status in the fourth quarter of 2015, as previously described. Excluding this loan, non-performing loans and non-performing assets would have declined in 2015.

Non-performing assets are classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. In addition to the non-performing assets noted in the previous paragraph, at December 31, 2015, management was closely monitoring $32.4 million in additional loans that were classified as “special mention” and $23.5 million in additional loans that were classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. These amounts compared to $43.5 million and $33.4 million, respectively, as of December 31, 2014. As of December 31, 2015, most of the additional loans that were classified as “special mention” or “substandard” were secured by commercial real estate, multi-family real estate, land, and certain commercial business assets. Management does not believe any of these loans were impaired as of December 31, 2015, although there can be no assurances that such loans will not become impaired in future periods. Classified loans have declined in recent periods as a number of such loans have been either upgraded or have been paid-off by the borrowers.

Trends in the credit quality of Bank Mutual’s loan portfolio are subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions. As such, there can be no assurances that there will not be significant fluctuations in Bank Mutual’s non-performing assets and/or classified loans in future periods or that there will not be significant variability in Bank Mutual’s provision for loan losses from period to period.

Bank Mutual Corporation is the third largest financial institution holding company headquartered in the state of Wisconsin based on total assets. Its stock is quoted on the NASDAQ Global Select Market under the ticker BKMU. As of December 31, 2015, its subsidiary bank operated 68 banking locations in the state of Wisconsin and one in Minnesota.

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10

Cautionary Statements

This release contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “intend,” and similar expressions; the use of verbs in the future tense and discussions of periods after the date on which this report is issued are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual's control, that could cause Bank Mutual's actual results and performance to differ materially from what is stated or expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including volatility in credit, lending, and financial markets; weakness and declines in the real estate market, which could affect both collateral values and loan activity; periods of relatively high unemployment or economic weakness and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the rights of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry; regulators’ strict expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends, share repurchases, or otherwise, to maintain or achieve those levels; recent, pending, and/or potential rulemaking or other actions by the Consumer Financial Protection Bureau (“CFPB”) and other regulatory or other actions affecting Bank Mutual; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; potential further changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; changes in customers’ demand for other financial services; Bank Mutual’s potential inability to carry out business plans or strategies; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism or other global conflicts; the risk of failures in computer or other technology systems or data maintenance, or breaches of security relating to such systems; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2014 Annual Report on Form 10-K.

11

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)

	December 31	December 31
	2015	2014
ASSETS
Cash and due from banks	$27,971	$34,727
Interest-earning deposits	16,530	11,450
Cash and cash equivalents	44,501	46,177
Mortgage-related securities available-for-sale, at fair value	407,874	321,883
Mortgage-related securities held-to-maturity, at amortized cost (fair value of $121,641 in 2015 and $134,117 in 2014)	120,891	132,525
Loans held-for-sale	3,350	3,837
Loans receivable (net of allowance for loan losses of $17,641 in 2015 and $22,289 in 2014)	1,740,018	1,631,303
Mortgage servicing rights, net	7,205	7,867
Other assets	178,328	184,854

Total assets	$2,502,167	$2,328,446

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$1,795,591	$1,718,756
Borrowings	372,375	256,469
Advance payments by borrowers for taxes and insurance	3,382	4,742
Other liabilities	51,425	63,988
Total liabilities	2,222,773	2,043,955
Equity:
Preferred stock - $0.01 par value:
Authorized - 20,000,000 shares in 2015 and 2014
Issued and outstanding - none in 2015 and 2014	-	-
Common stock - $0.01 par value:
Authorized - 200,000,000 shares in 2015 and 2014
Issued - 78,783,849 shares in 2015 and 2014
Outstanding - 45,443,548 shares in 2015 and 46,568,284 in 2014	788	788
Additional paid-in capital	486,273	488,467
Retained earnings	164,482	159,065
Accumulated other comprehensive loss	(9,365)	(11,136)
Treasury stock - 33,340,301 shares in 2015 and 32,215,565 in 2014	(362,784)	(356,467)
Total shareholders' equity	279,394	280,717
Non-controlling interest in real estate partnership	-	3,774
Total equity including non-controlling interest	279,394	284,491

Total liabilities and equity	$2,502,167	$2,328,446

12

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014
Interest income:
Loans	$16,636	$16,862	$65,954	$66,261
Mortgage-related securities	3,058	3,208	11,684	12,850
Investment securities	79	49	244	139
Interest-earning deposits	5	4	19	15
Total interest income	19,778	20,123	77,901	79,265
Interest expense:
Deposits	1,319	1,009	4,771	4,684
Borrowings	1,242	1,194	4,794	4,731
Advance payment by borrowers for taxes and insurance	-	-	1	1
Total interest expense	2,561	2,203	9,566	9,416
Net interest income	17,217	17,920	68,335	69,849
Provision for (recovery of) loan losses	(1,019)	(199)	(3,665)	233
Net interest income after provision for loan losses	18,236	18,119	72,000	69,616
Non-interest income:
Deposit-related fees and charges	2,845	3,013	11,572	11,985
Brokerage and insurance commissions	750	662	3,577	2,574
Mortgage banking revenue, net	832	758	3,462	2,990
Loan-related fees	889	481	2,300	1,624
Income from bank-owned life insurance ("BOLI")	459	638	1,870	2,790
Gain on real estate held for investment	6	-	218	-
Gain on sale of investments	-	-	-	102
Other non-interest income	8	108	240	284
Total non-interest income	5,789	5,660	23,239	22,349
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	11,166	10,931	44,824	41,299
Occupancy, equipment, and data processing costs	3,780	3,259	14,298	12,787
Advertising and marketing	307	463	1,910	1,801
Federal deposit insurance premiums	398	377	1,508	1,489
Losses (gains) and expenses on foreclosed real estate, net	113	(26)	801	986
Other non-interest expense	2,494	2,799	9,386	10,099
Total non-interest expense	18,258	17,803	72,727	68,461
Income before income tax expense	5,767	5,976	22,512	23,504
Income tax expense	2,077	2,139	8,335	8,850
Net income before non-controlling interest	3,690	3,837	14,177	14,654
Net loss (income) attributable to non-controlling interest	-	(3)	-	11
Net income	$3,690	$3,834	$14,177	$14,665

Per share data:
Earnings per share-basic	$0.08	$0.08	$0.31	$0.32
Earnings per share-diluted	$0.08	$0.08	$0.31	$0.31
Cash dividends paid	$0.05	$0.04	$0.19	$0.15

13

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information

(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Loan Originations and Sales	2015	2014	2015	2014
Loans originated for portfolio:
Commercial loans:
Commercial and industrial	$22,878	$22,191	$90,265	$73,630
Commercial real estate	43,868	15,668	101,198	37,444
Multi-family	19,959	22,205	87,328	101,260
Construction and development	53,119	43,392	263,030	154,940
Total commercial loans	139,824	103,456	541,821	367,274
Retail loans
One- to four-family first mortgages	27,056	24,599	100,876	75,402
Home equity	8,140	7,602	33,291	33,850
Other consumer	482	381	1,594	1,427
Total retail loans	35,678	32,582	135,761	110,679
Total loans originated for portfolio	$175,502	$136,038	$677,582	$477,953

Mortgage loans originated for sale	$27,115	$22,430	$111,012	$79,714

Mortgage loan sales	$27,123	$23,291	$111,456	$77,776

	December 31	December 31
Loan Portfolio Analysis	2015	2014
Commercial loans:
Commercial and industrial	$235,313	$226,537
Commercial real estate	299,550	263,512
Multi-family real estate	409,674	322,413
Construction and development loans:
Commercial real estate	28,156	42,405
Multi-family real estate	291,380	211,239
Land and land development	11,143	5,069
Total construction and development	330,679	258,713
Total commercial loans	1,275,216	1,071,175
Retail loans:
One- to four-family first mortgages
Permanent	461,797	480,102
Construction	42,357	23,905
Total one- to four-family first mortgages	504,154	504,007
Home equity loans:
Fixed term home equity	122,985	139,046
Home equity lines of credit	75,261	80,692
Total home equity loans	198,246	219,738
Other consumer loans:
Student	8,129	9,692
Other	11,678	12,681
Total consumer loans	19,807	22,373
Total retail loans	722,207	746,118
Gross loans receivable	1,997,423	1,817,293
Undisbursed loan proceeds	(238,124)	(162,471)
Allowance for loan losses	(17,641)	(22,289)
Deferred fees and costs, net	(1,640)	(1,230)
Total loans receivable, net	$1,740,018	$1,631,303

Loans serviced for others	$1,038,588	$1,087,107

14

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	December 31	December 31
Non-Performing Loans and Assets	2015	2014
Non-accrual commercial loans:
Commercial and industrial	$4,915	$201
Commercial real estate	3,968	4,309
Multi-family	-	1,402
Construction and development	766	803
Total commercial loans	9,649	6,715
Non-accrual retail loans:
One- to four-family first mortgages	2,703	4,148
Home equity	703	493
Other consumer	82	108
Total non-accrual retail loans	3,488	4,749
Total non-accrual loans	13,137	11,464
Accruing loans delinquent 90 days or more	484	540
Total non-performing loans	13,621	12,004
Foreclosed real estate and repossessed assets	3,306	4,668
Total non-performing assets	$16,927	$16,672
Non-performing loans to loans receivable, net	0.78%	0.74%
Non-performing assets to total assets	0.68%	0.72%

	December 31	December 31
Special Mention and Substandard Loans	2015	2014
(includes all non-performing loans, above)
Commercial loans:
Commercial and industrial	$13,788	$16,895
Commercial real estate	40,495	52,140
Multi-family	8,239	10,654
Construction and development	2,114	2,166
Total commercial loans	64,636	81,855
Retail loans:
One- to four-family first mortgages	4,081	6,431
Home equity	703	493
Other consumer	82	108
Total retail loans	4,866	7,032
Total	$69,502	$88,887

	Twelve Months Ended
	December 31
Activity in Allowance for Loan Losses	2015	2014
Balance at the beginning of the period	$22,289	23,565
Provision for (recovery of) loan losses	(3,665)	233
Charge-offs:
Commercial and industrial	(74)	(59)
Commercial real estate	(149)	(561)
Multi-family	-	(241)
Construction and development	-	(34)
One- to four-family first mortgages	(346)	(871)
Home equity	(147)	(103)
Other consumer	(544)	(431)
Total charge-offs	(1,260)	(2,300)
Recoveries:
Commercial and industrial	7	64
Commercial real estate	120	169
Multi-family	-	15
Construction and development	-	142
One- to four-family first mortgages	73	344
Home equity	29	27
Other consumer	48	30
Total recoveries	277	791
Net charge-offs	(983)	(1,509)
Balance at end of period	$17,641	$22,289
Net charge-offs to average loans, annualized	0.06%	0.10%

	December 31	December 31
Allowance Ratios	2015	2014
Allowance for loan losses to non-performing loans	129.51%	185.68%
Allowance for loan losses to total loans	1.01%	1.37%

15

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	December 31	December 31
Deposit Liabilities Analysis	2015	2014
Non-interest-bearing checking	$213,761	$187,852
Interest-bearing checking	277,606	253,595
Savings accounts	217,633	220,557
Money market accounts	542,020	532,705
Certificates of deposit	544,571	524,047
Total deposit liabilities	$1,795,591	$1,718,756

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Selected Operating Ratios	2015	2014	2015	2014
Net interest margin (1)	3.08%	3.41%	3.11%	3.32%
Net interest rate spread	2.99%	3.33%	3.02%	3.24%
Return on average assets	0.60%	0.66%	0.59%	0.63%
Return on average shareholders' equity	5.32%	5.31%	5.07%	5.14%
Efficiency ratio (2)	79.38%	75.50%	79.61%	74.34%
Non-interest expense as a percent of average assets	2.96%	3.07%	3.00%	2.94%
Shareholders' equity to total assets at end of period	11.17%	12.06%	11.17%	12.06%

(1) Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(2) Efficiency ratio is determined by dividing non-interest expense by the sum of net interest income, and non-interest income excluding gain on sale of investment securities, and real estate held for investment for the periods indicated.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Other Information	2015	2014	2015	2014
Average earning assets	$2,237,836	$2,102,098	$2,200,484	$2,102,753
Average assets	2,464,622	2,322,431	2,421,751	2,328,197
Average interest bearing liabilities	1,878,644	1,761,833	1,848,761	1,792,180
Average shareholders' equity	277,331	288,553	279,690	285,471
Weighted average number of shares outstanding:
As used in basic earnings per share	45,015,262	45,793,501	45,678,584	46,164,030
As used in diluted earnings per share	45,407,505	46,104,812	46,063,809	46,445,298

	December 31	December 31
	2015	2014
Number of shares outstanding (net of treasury shares)	45,443,548	46,568,284
Book value per share	$6.15	$6.03

16